Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-193066 of Bright Horizons Family Solutions Inc. on Form S-8 of our report dated June 18, 2020 relating to the financial statements of the Bright Horizons 401(k) Plan appearing in the Annual Report on Form 11-K of the Bright Horizons 401(k) Plan for the year ended December 31, 2019.
/s/ Gray, Gray & Gray, LLP
Canton, MA
June 18, 2020